EXHIBIT 99.1

Steelcase Reports Fourth Quarter and Fiscal 2023 Results

  Fourth quarter results:
    Revenue and earnings growth driven by year-over-year pricing benefits
    Operating margin improved 330 basis points compared to prior year driven by gross margin improvement
    Year-over-year order declines moderated to 8% in fourth quarter compared to 17% in third quarter
  Fiscal 2023 results:
    Company delivered 17% revenue growth and significant earnings improvement despite challenging environment
  Outlook:
    First quarter guidance reflects continued year-over-year earnings improvement
    Company targets fiscal 2024 earnings growth driven largely by pricing benefits

GRAND RAPIDS, Mich., March 22, 2023 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported fourth quarter revenue of $801.7 million, net income of $15.7 million, or $0.13 per share, and adjusted earnings per share of $0.19.  In the prior year, Steelcase reported revenue of $753.1 million and a net loss of $2.2 million, or $0.02 per share, and had $0.01 adjusted earnings per share.

Revenue and order growth (decline) compared to the prior year were as follows:

	Q4 2023 vs. Q4 2022
	Revenue Growth (Decline)	Organic Revenue Growth (Decline)	Organic Order Growth (Decline)

Americas	14%	10%	(9)%
EMEA	(6)%	2%	2%
Other	(13)%	(10)%	(24)%
Steelcase Inc.	6%	6%	(8)%

Revenue increased 6 percent in the fourth quarter compared to the prior year and 6 percent on an organic basis.  The revenue growth was driven by 14 percent growth in the Americas, while EMEA declined 6 percent and the Other Category declined 13 percent.  On an organic basis, revenue grew 10 percent in the Americas and 2 percent in EMEA but declined 10 percent in the Other category.  The Americas growth was primarily driven by higher pricing but also benefited from faster order fulfillment patterns.  The decline in the Other category was primarily driven by Asia Pacific and the impact on demand in previous quarters from COVID-related restrictions in China.

Orders (adjusted for the impact of an acquisition, divestitures and currency translation effects) declined 8 percent in the fourth quarter compared to the prior year.  Orders declined 9 percent in the Americas and 24 percent in the Other category, while EMEA grew 2 percent.  The order decline in the Americas in the fourth quarter was less than the 16 percent year-over-year decline posted in the third quarter, primarily due to increased project orders from large corporate customers.  Order patterns in the Other category reflected lingering effects of COVID-related restrictions in China and declines across all other markets in Asia Pacific.

"In the Americas, our fourth quarter orders were stronger than we anticipated and drove revenue and earnings above our expectations," said Sara Armbruster, president and CEO.  "Although our fourth quarter orders were below the prior year, project business from large corporate customers improved sequentially from the third quarter.  We’ve seen opportunity creation in the Americas grow on a year-over-year basis for eight of the last nine months, and in recent months, a notable number of larger companies in the United States have announced workplace strategies that emphasize the importance of an in-office presence."

Operating income (loss) and adjusted operating income (loss) were as follows:

	Operating income (loss)		Adjusted operating income (loss)
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	February 25, 2023	February 24, 2022	February 25, 2023	February 24, 2022
Americas	$40.3	$3.6	$49.0	$6.3
EMEA	(2.1)	2.3	(0.9)	3.6
Other	(1.8)	4.3	(1.8)	4.3
Corporate	(7.7)	(8.1)	(7.7)	(8.1)
	$28.7	$2.1	$38.6	$6.1

Operating income of $28.7 million in the fourth quarter represented an increase of $26.6 million and 330 basis points as a percentage of revenue compared to the prior year.  Adjusted operating income of $38.6 million in the fourth quarter (which excludes $3.9 million of restructuring costs and $6.0 million of amortization of purchased intangible assets) represented an increase of $32.5 million compared to the prior year.  The increase in adjusted operating income was driven by a $42.7 million increase in the Americas, partially offset by a $4.5 million decrease in EMEA and a $6.1 million decrease in the Other category.  The increase in the Americas was primarily driven by higher pricing benefits, net of inflation, partially offset by lower volume and higher operating expenses.  The decrease in EMEA was primarily driven by higher operating expenses and lower volume, partially offset by higher pricing benefits, net of inflation.  The higher operating expenses in EMEA were primarily driven by a $2.6 million increase in the valuation of an acquisition earnout liability and $2.3 million of higher variable compensation expense due to higher global profitability driven by the Americas.  The decrease in the Other category was primarily driven by lower revenue and higher operating expenses.

Gross margin of 29.8 percent in the fourth quarter represented an increase of 370 basis points compared to the prior year and reflected a 570 basis point improvement in the Americas, a 30 basis point decline in EMEA and a 90 basis point decline in the Other category.  Year-over-year pricing benefits, net of year-over-year inflation, were approximately $85 million.  The decline in EMEA was primarily due to the impact of lower volume, partially offset by higher pricing benefits, net of inflation, and the decline in the Other category was primarily due to the impact of lower volume.

"Similar to recent quarters, our gross margin improvement in the Americas this quarter reflected the benefits from the pricing actions we’ve been implementing to recover the significant inflationary costs we’ve absorbed over the past two years," said Dave Sylvester, senior vice president and CFO.  "We estimate the cumulative benefits from our pricing actions over the last two years approximate the cumulative inflation we’ve incurred through the end of the fourth quarter."

Operating expenses of $206.8 million in the fourth quarter represented an increase of $12.5 million compared to the prior year.  The increase was driven by $15.3 million of higher variable compensation expense, $6.5 million from an acquisition, and a $5.2 million increase in the valuation of an acquisition earnout liability (of which $2.6 million was recorded in each of the Americas and EMEA segments), partially offset by $9.2 million of gains on sales of fixed assets, $2.7 million of lower spending and employee costs, and $2.7 million of favorable currency translation effects.

Total liquidity, comprised of cash and cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $247.7 million at the end of the fourth quarter, representing a $31.5 million improvement compared to the end of the third quarter.  Total debt of $481.2 million represented a $34.8 million decrease compared to the end of the third quarter, as the company repaid all borrowings under its credit facility during the quarter.  Adjusted EBITDA for the trailing four quarters was $210.0 million.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before April 14, 2023, to shareholders of record as of April 5, 2023.

Fiscal 2023 Results

For fiscal 2023, the company recorded $3.2 billion of revenue, net income of $35.3 million, earnings per share of $0.30 and adjusted earnings per share of $0.56.  In fiscal 2022, the company recorded $2.8 billion of revenue, net income of $4.0 million and earnings per share of $0.03 and had adjusted earnings per share of $0.13.

Revenue increased 17 percent in fiscal 2023, with a 23 percent increase in the Americas, a 2 percent increase in EMEA and a 5 percent increase in the Other category.  On an organic basis, fiscal 2023 revenue represented an increase of 17 percent compared to the prior year, with a 20 percent increase in the Americas, a 13 percent increase in EMEA and an 8 percent increase in the Other category.

Operating income for fiscal 2023 of $65.5 million represented an increase of $45.4 million compared to $20.1 million of operating income for fiscal 2022.  Adjusted operating income for fiscal 2023 of $107.5 million represented an increase of $72.6 million compared to $34.9 million of adjusted operating income for fiscal 2022.  The increase in adjusted operating income was driven by significant pricing benefits, net of inflation, and higher volume, partially offset by higher operating expenses.

"Fiscal 2023 was a pivotal year for Steelcase, and I’m proud of how we managed through the extraordinary inflationary pressures and supply chain challenges to deliver 17 percent revenue growth and significant earnings improvement," said Sara Armbruster.  "Our employees showed tremendous commitment and resilience in delivering these results."

Outlook

At the end of the fourth quarter, the company’s backlog of customer orders was approximately $690 million, which was 14 percent lower than the prior year.  Orders through the first three weeks of the first quarter of fiscal 2024 were flat compared to the prior year.  As a result, the company expects first quarter fiscal 2024 revenue to be in the range of $710 to $735 million.  The company reported revenue of $740.7 million in the first quarter of fiscal 2023.  The projected revenue range translates to a decline of 1 to 4 percent compared to the prior year, or an organic decline of 2 to 5 percent.

The company expects to report earnings (loss) per share of between ($0.02) to $0.02 for the first quarter of fiscal 2024 and adjusted earnings per share of between $0.01 to $0.05.  The company reported a loss per share of $0.10 and an adjusted loss per share of $0.05 in the first quarter of fiscal 2023.

The first quarter estimates include:

  gross margin of approximately 29.5 percent, with projected pricing benefits, net of moderate inflation, of approximately $55 million as compared to the prior year, projected operating expenses of between $205 to $210 million, which includes $4.3 million of amortization of purchased intangible assets and $10 million of expected gains from the sale of fixed assets, projected interest expense, investment income and other income, net, of approximately $4 million and a projected effective tax rate of 27 percent.

For fiscal 2024, the company is targeting modest organic revenue growth compared to fiscal 2023 and adjusted earnings per share of between $0.55 to $0.75.

The fiscal 2024 targets reflect the following assumptions and expectations, as compared to fiscal 2023:

  a decline in volume from large corporate customers (which is expected to improve over the course of the year), partially offset by volume growth across the customer segments of education, health and small-to mid-sized corporate customers, an improvement in gross margin to between 30.5 and 31.5 percent, primarily driven by projected pricing benefits, net of moderate inflation, and increased operating expenses including higher investments in strategic initiatives, higher employee costs and approximately $17 million of amortization of purchased intangible assets.

"Building off the momentum of our improved performance in fiscal 2023, our fiscal 2024 targets reflect the continuation of our profitability improvement efforts and investments in our strategy to drive broader revenue growth," said Sara Armbruster.  "We are committed to driving higher shareholder returns as we focus on the successful execution of our strategy."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 24, 2023	February 25, 2022	% Change	February 24, 2023	February 25, 2022	% Change

Revenue
Americas (1)	$573.7	$505.1	14%	$2,340.8	$1,905.0	23%
EMEA (2)	158.2	167.8	(6)%	610.1	598.5	2%
Other (3)	69.8	80.2	(13)%	281.7	269.2	5%
	$801.7	$753.1	6%	$3,232.6	$2,772.7	17%

Revenue mix
Americas	71.6%	67.1%		72.4%	68.7%
EMEA	19.7%	22.3%		18.9%	21.6%
Other	8.7%	10.6%		8.7%	9.7%

Operating income (loss)
Americas	$40.3	$3.6		$103.8	$44.4
EMEA	(2.1)	2.3		(3.4)	3.3
Other	(1.8)	4.3		(6.3)	(3.2)
Corporate (4)	(7.7)	(8.1)		(28.6)	(24.4)
	$28.7	$2.1		$65.5	$20.1

Operating margin	3.6%	0.3%		2.0%	0.7%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America, with a comprehensive portfolio of furniture and architectural products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, AMQ, Smith System, Orangebox, Viccarbe and Halcon brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Coalesse, Orangebox and Viccarbe brands, with a comprehensive portfolio of furniture and architectural products.
  The Other category includes Asia Pacific and Designtex.  Asia Pacific serves customers in Australia, China, India, Japan, Korea and other countries in Southeast Asia primarily under the Steelcase brand with a comprehensive portfolio of furniture and architectural products.  Designtex sells textiles, wall coverings and surface imaging solutions specified by architects and designers directly to end-use customers through a direct sales force primarily in North America.
  Corporate expenses include unallocated portions of shared service functions such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.
QUARTER OVER QUARTER ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q4 2023 vs. Q4 2022
(Unaudited)
	Steelcase Inc.	Americas	EMEA	Other category

Q4 2022 revenue	$753.1	$505.1	$167.8	$80.2
Acquisition	17.7	17.7	—	—
Divestitures	(1.4)	(0.2)	(1.2)	—
Currency translation effects	(15.6)	(1.3)	(11.6)	(2.7)
Q4 2022 revenue, adjusted	753.8	521.3	155.0	77.5

Q4 2023 revenue	801.7	573.7	158.2	69.8
Organic growth (decline) $	$47.9	$52.4	$3.2	$(7.7)
Organic growth (decline) %	6%	10%	2%	(10)%

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
2023 vs. 2022
(Unaudited)
	Steelcase Inc.	Americas	EMEA	Other category

2022 revenue	$2,772.7	$1,905.0	$598.5	$269.2
Acquisitions	58.9	52.7	6.2	—
Divestitures	(1.4)	(0.2)	(1.2)	—
Currency translation effects	(77.9)	(4.2)	(65.9)	(7.8)
2022 revenue, adjusted	2,752.3	1,953.3	537.6	261.4

2023 revenue	3,232.6	2,340.8	610.1	281.7
Organic growth $	$480.3	$387.5	$72.5	$20.3
Organic growth %	17%	20%	13%	8%

ADJUSTED EARNINGS PER SHARE
(Unaudited)	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 24, 2023	February 25, 2022	February 24, 2023	February 25, 2022
Earnings (loss) per share	$0.13	$(0.02)	$0.30	$0.03
Amortization of purchased intangible assets, per share	0.05	0.04	0.19	0.13
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)	(0.05)	(0.03)
Restructuring costs, per share	0.03	—	0.16	—
Income tax effect of restructuring costs, per share	(0.01)	—	(0.04)	—
Adjusted earnings per share	$0.19	$0.01	$0.56	$0.13

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	May 27, 2022	August 26, 2022	November 25, 2022	February 24, 2023	February 24, 2023
Income (loss) before income tax expense	$(15.8)	$26.4	$16.6	$24.4	$51.6
Interest expense	6.4	7.2	7.6	7.2	28.4
Depreciation and amortization	20.2	23.5	23.5	22.8	90.0
Share-based compensation	12.0	3.1	2.1	3.6	20.8
Restructuring costs	4.2	0.5	10.6	3.9	19.2
Adjusted EBITDA	$27.0	$60.7	$60.4	$61.9	$210.0

PROJECTED ORGANIC REVENUE DECLINE
Q1 2024 vs. Q1 2023
Steelcase Inc.

Q1 2023 revenue	$740.7
Acquisition	19.7
Divestitures	(4.7)
Currency translation effects	(5.6)
Q1 2023 revenue, adjusted	$750.1

Q1 2024 revenue, projected	$710 - 735
Organic decline $	$(40) - (15)
Organic decline %	(5)% - (2)%

PROJECTED ADJUSTED EARNINGS (LOSS) PER SHARE
	Three Months Ended
	May 26, 2023	May 27, 2022
Earnings (loss) per share	$(0.02) - 0.02	$(0.10)
Amortization of purchased intangible assets, per share	0.04	0.03
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	—	0.04
Income tax effect of restructuring costs, per share	—	(0.01)
Adjusted earnings (loss) per share	$0.01 - 0.05	$(0.05)

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2023		February 25, 2022		February 24, 2023		February 25, 2022
Revenue	$801.7	100.0%	$753.1	100.0%	$3,232.6	100.0%	$2,772.7	100.0%
Cost of sales	562.3	70.2	556.7	73.9	2,310.7	71.5	2,011.2	72.5
Restructuring costs	0.2	—	—	—	2.5	0.1	—	—
Gross profit	239.2	29.8	196.4	26.1	919.4	28.4	761.5	27.5
Operating expenses	206.8	25.7	194.3	25.8	837.2	25.9	741.4	26.8
Restructuring costs	3.7	0.5	—	—	16.7	0.5	—	—
Operating income	28.7	3.6	2.1	0.3	65.5	2.0	20.1	0.7
Interest expense	(7.2)	(0.9)	(6.4)	(0.8)	(28.4)	(0.9)	(25.7)	(0.9)
Investment income	0.3	—	0.2	—	1.0	0.1	0.6	—
Other income, net	2.6	0.3	3.1	0.4	13.5	0.4	6.6	0.2
Income before income tax expense (benefit)	24.4	3.0	(1.0)	(0.1)	51.6	1.6	1.6	—
Income tax expense (benefit)	8.7	1.0	1.2	0.2	16.3	0.5	(2.4)	(0.1)
Net income (loss)	$15.7	2.0%	$(2.2)	(0.3)%	$35.3	1.1%	$4.0	0.1%

Operating income	$28.7	3.6%	$2.1	0.3%	$65.5	2.0%	$20.1	0.7%
Amortization of purchased intangible assets	6.0	0.7	4.0	0.5	22.8	0.7	14.8	0.6
Restructuring costs	3.9	0.5	—	—	19.2	0.6	—	—
Adjusted operating income	$38.6	4.8%	$6.1	0.8%	$107.5	3.3%	$34.9	1.3%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2023		February 25, 2022		February 24, 2023		February 25, 2022
Revenue	$573.7	100.0%	$505.1	100.0%	$2,340.8	100.0%	$1,905.0	100.0%
Cost of sales	397.2	69.2	378.6	75.0	1,665.2	71.1	1,394.0	73.2
Restructuring costs	0.2	0.1	—	—	2.5	0.1	—	—
Gross profit	176.3	30.7	126.5	25.0	673.1	28.8	511.0	26.8
Operating expenses	132.3	23.1	122.9	24.3	552.6	23.7	466.6	24.5
Restructuring costs	3.7	0.6	—	—	16.7	0.7	—	—
Operating income	40.3	7.0	3.6	0.7	103.8	4.4	44.4	2.3
Amortization of purchased intangible assets	4.8	0.8	2.7	0.5	18.2	0.8	10.5	0.6
Restructuring costs	3.9	0.7	—	—	19.2	0.8	—	—
Adjusted operating income	$49.0	8.5%	$6.3	1.2%	$141.2	6.0%	$54.9	2.9%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2023		February 25, 2022		February 24, 2023		February 25, 2022
Revenue	$158.2	100.0%	$167.8	100.0%	$610.1	100.0%	$598.5	100.0%
Cost of sales	117.0	74.0	123.6	73.7	450.9	73.9	432.6	72.3
Gross profit	41.2	26.0	44.2	26.3	159.2	26.1	165.9	27.7
Operating expenses	43.3	27.3	41.9	24.9	162.6	26.7	162.6	27.1
Operating income (loss)	(2.1)	(1.3)	2.3	1.4	(3.4)	(0.6)	3.3	0.6
Amortization of purchased intangible assets	1.2	0.7	1.3	0.7	4.6	0.8	4.3	0.7
Adjusted operating income (loss)	$(0.9)	(0.6)%	$3.6	2.1%	$1.2	0.2%	$7.6	1.3%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2023		February 25, 2022		February 24, 2023		February 25, 2022
Revenue	$69.8	100.0%	$80.2	100.0%	$281.7	100.0%	$269.2	100.0%
Cost of sales	48.1	68.9	54.5	68.0	194.6	69.1	184.6	68.6
Gross profit	21.7	31.1	25.7	32.0	87.1	30.9	84.6	31.4
Operating expenses	23.5	33.7	21.4	26.6	93.4	33.1	87.8	32.6
Operating income (loss)	$(1.8)	(2.6)%	$4.3	5.4%	$(6.3)	(2.2)%	$(3.2)	(1.2)%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 24, 2023	February 25, 2022	February 24, 2023	February 25, 2022
Operating expenses	$7.7	$8.1	$28.6	$24.4

Webcast
Steelcase will discuss fourth quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of operations, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth (decline), (2) adjusted operating income (loss), (3) adjusted earnings (loss) per share and (4) adjusted EBITDA. Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth (Decline)
The company defines organic revenue growth (decline) as revenue growth (decline) excluding the impact of acquisitions and divestitures and foreign currency translation effects. Organic revenue growth (decline) is calculated by adjusting prior year revenue to include revenues of acquired companies prior to the date of the company’s acquisition, to exclude revenues of divested companies and to use current year average exchange rates in the calculation of foreign-denominated revenue. The company believes organic revenue growth (decline) is a meaningful metric to investors as it provides a more consistent comparison of the company’s revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings (Loss) Per Share
The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets and restructuring costs. The company defines adjusted earnings (loss) per share as earnings (loss) per share excluding amortization of purchased intangible assets and restructuring costs, net of related income tax effects.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which include the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers. As the company’s business strategy in recent years has included an increased number of acquisitions, intangible asset amortization has become more significant.

Restructuring costs: Restructuring costs may be recorded as the company’s business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs, which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Adjusted EBITDA
The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted to exclude share-based compensation and restructuring costs. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company’s lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project," "target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.

Established in 1912, Steelcase is a global design and thought leader in the world of work. We help people do their best work by creating places that work better. Along with more than 35 creative and technology partner brands, we research, design and manufacture furnishings and solutions for the many places where work happens — including learning, health and work from home. Our solutions come to life through our community of expert Steelcase dealers in approximately 770 locations, as well as our online Steelcase store and other retail partners. Founded in Grand Rapids, Michigan, Steelcase is a publicly traded company with fiscal year 2023 revenue of $3.2 billion. With 12,000 global employees and our dealer community, we come together for people and the planet — using our business to help the world work better.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 24, 2023	February 25, 2022	February 24, 2023	February 25, 2022
Revenue	$801.7	$753.1	$3,232.6	$2,772.7
Cost of sales	562.3	556.7	2,310.7	2,011.2
Restructuring costs	0.2	—	2.5	—
Gross profit	239.2	196.4	919.4	761.5
Operating expenses	206.8	194.3	837.2	741.4
Restructuring costs	3.7	—	16.7	—
Operating income	28.7	2.1	65.5	20.1
Interest expense	(7.2)	(6.4)	(28.4)	(25.7)
Investment income	0.3	0.2	1.0	0.6
Other income, net	2.6	3.1	13.5	6.6
Income before income tax expense (benefit)	24.4	(1.0)	51.6	1.6
Income tax expense (benefit)	8.7	1.2	16.3	(2.4)
Net income (loss)	$15.7	$(2.2)	$35.3	$4.0

Earnings (loss) per share:
Basic	$0.13	$(0.02)	$0.30	$0.03
Diluted	$0.13	$(0.02)	$0.30	$0.03
Weighted average shares outstanding - basic	117.4	115.8	117.1	117.0
Weighted average shares outstanding - diluted	117.7	115.8	117.5	117.4

Dividends declared and paid per common share	$0.100	$0.145	$0.490	$0.535

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	February 24, 2023	February 25, 2022
ASSETS
Current assets:
Cash and cash equivalents	$90.4	$200.9
Accounts receivable, net of allowance of $6.5 and $8.0	373.3	340.4
Inventories	319.7	326.2
Prepaid expenses	28.9	24.0
Assets held for sale	29.0	—
Income taxes receivable	5.3	41.7
Other current assets	37.4	26.0
Total current assets	884.0	959.2

Property, plant and equipment, net of accumulated depreciation of $1,088.6 and $1,089.0	376.5	392.8
Company-owned life insurance ("COLI")	157.3	168.0
Deferred income taxes	117.3	121.2
Goodwill	276.8	242.8
Other intangible assets, net of accumulated amortization of $97.6 and $86.4	111.2	85.5
Investments in unconsolidated affiliates	51.1	53.1
Right-of-use operating lease assets	198.3	209.8
Other assets	30.3	28.6
Total assets	$2,202.8	$2,261.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$203.5	$243.6
Short-term borrowings and current portion of long-term debt	35.7	5.1
Current operating lease obligations	44.7	44.2
Accrued expenses:
Employee compensation	120.0	75.6
Employee benefit plan obligations	31.2	25.4
Accrued promotions	26.7	32.9
Customer deposits	50.8	53.4
Other	90.7	87.0
Total current liabilities	603.3	567.2

Long-term liabilities:
Long-term debt less current maturities	445.5	477.4
Employee benefit plan obligations	103.0	126.7
Long-term operating lease obligations	169.9	182.2
Other long-term liabilities	54.9	55.3
Total long-term liabilities	773.3	841.6
Total liabilities	1,376.6	1,408.8

Shareholders’ equity:
Additional paid-in capital	19.4	1.5
Accumulated other comprehensive income (loss)	(72.5)	(50.6)
Retained earnings	879.3	901.3
Total shareholders’ equity	826.2	852.2
Total liabilities and shareholders’ equity	$2,202.8	$2,261.0

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Twelve Months Ended
	February 24, 2023	February 25, 2022
OPERATING ACTIVITIES
Net income	$35.3	$4.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	90.0	83.2
Restructuring costs	19.2	—
Gain on sale of fixed assets	(12.9)	(15.1)
Deferred income taxes	(1.0)	(14.1)
Share-based compensation	21.8	16.1
Equity in income of unconsolidated affiliates	(12.5)	(7.8)
Dividends received from unconsolidated affiliates	7.8	5.5
Other	(0.1)	(2.7)
Changes in operating assets and liabilities, net of acquisitions and divestitures
Accounts receivable	(43.7)	(74.9)
Inventories	12.0	(133.4)
Income taxes receivable	36.4	7.8
Other assets	(6.8)	(8.9)
Accounts payable	(39.3)	62.9
Employee compensation liabilities	34.2	(19.3)
Employee benefit obligations	(12.4)	(15.4)
Customer deposits	(24.9)	18.4
Accrued expenses and other liabilities	(13.7)	(8.9)
Net cash provided by (used in) operating activities	89.4	(102.6)

INVESTING ACTIVITIES
Capital expenditures	(59.1)	(60.5)
Proceeds from disposal of fixed assets	9.9	17.4
Proceeds from COLI policies	12.2	7.8
Acquisitions, net of cash acquired	(105.3)	(32.6)
Other	7.5	2.4
Net cash used in investing activities	(134.8)	(65.5)

FINANCING ACTIVITIES
Dividends paid	(57.3)	(62.6)
Common stock repurchases	(3.9)	(55.2)
Borrowings on global committed bank facility	565.2	—
Repayments on global committed bank facility	(565.2)	—
Other	(1.7)	(2.2)
Net cash used in financing activities	(62.9)	(120.0)
Effect of exchange rate changes on cash and cash equivalents	(1.5)	(0.5)
Net decrease in cash, cash equivalents and restricted cash	(109.8)	(288.6)
Cash and cash equivalents and restricted cash, beginning of period (1)	207.0	495.6
Cash and cash equivalents and restricted cash, end of period (2)	$97.2	$207.0

(1)  These amounts include restricted cash of $6.1 and $5.8 as of February 25, 2022 and February 26, 2021, respectively.

(2)  These amounts include restricted cash of $6.8 and $6.1 as of February 24, 2023 and February 25, 2022, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  Restricted cash is included as part of Other assets on the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O’Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505

Source: Steelcase
SC-ERR